May 6, 2013 15:34 ET

Air Industries Group, Inc. (the "Company" or "Air Industries") announces first quarter 2013 results.

Bay Shore, NY – (Marketwire – May 6, 2013 – Air Industries Group, Inc. (OTCQB: AIRI) (OTCBB: AIRI)

Financial Results for the three months ended March 31, 2013 and 2012:

For the three months ended March 31, 2013, consolidated net sales were $14,325,000 a decrease of $(1,713,000) or (11%) compared to net sales of $16,038,000 for the first three months of the prior year. Net sales at the Air Industries Machining Corp, subsidiary for the three months ended March 2013 were $7,478,000, a decrease of $(4,665,000) or (38%) from $12,143,000 for the first quarter of the prior year. Net sales at the Welding Metallurgy, Inc. subsidiary for the three months ended March 2013 were $ 3,139,000 a decrease of $ (756,000) or (19%) from $3,895,000 for the comparable period of the  prior year. Net sales at Nassau Tool Works, Inc. (“Nassau Tool Works”) for the first quarter of 2013 were $3,708,000. Air Industries acquired Nassau Tool Works on June 20, 2012.

These results for the three months ended March 31, 2013 and 2012 are summarized below:

(all amounts in 000's)	Three Months Ended March 31,		Increase (decrease) over prior year
Net Sales	2013	2012	in $	as a %
Air Industries Machining	$7,478	$12,143	$(4,665)	(38%)
Welding Metallurgy	3,139	3,895	(756)	(19%)
Nassau Tool Works	3,708	-	3,708	n/m
Consolidated	$14,325	$16,038	$(1,713)	(11%)

Consolidated income from operations for the three months ended March 31, 2013 was $1,178,000, a decrease of $(419,000) or (26%) from $1,597,000 for three months ended March 31, 2012.

Consolidated net income for the three months ended March 31, 2013 was $279,000, a decrease of $(541,000), or (66%) compared with $820,000 for the three months ended March 31, 2012.

Earnings per common share for the quarter were $.05 a decrease of $ (.18) or (79%) compared with $.23 for the first quarter of the prior year. This resulted from the decrease in consolidated net income for the three months end March 31, 2013, an increase in income tax expense due to the full utilization of our net operating loss carry forward during 2012 and the increase in the number of shares outstanding.  The Company issued approximately 2.1 million shares in the second and third quarters of 2012.

These results for the three months ended March 31, 2013 and 2012 are summarized below:

(in 000's except per share data)
	Three Months Ended March 31,		Decrease over prior year
Consolidated:	2013	2012	in $	as a %
Operating Income	$1,178	$1,597	$(419)	(26%)
Income before Tax	768	1,106	(338)	(31%)
Net Income	279	820	(541)	(66%)
Net Income Per Share	$0.05	$0.23	$(0.18)	(79%)

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Gross profit was $3,647,000, or approximately 25% of sales for the three months ended March 31, 2013 compared with $3,271,000 or approximately 20% of sales for the three months ended March 31, 2012. The Company’s gross profit percentage increased for the three months ended March 31, 2013 due to the inclusion of the higher profit margins of Nassau Tool Works, which were not included during the three months ended March 31, 2012.

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Operating costs increased by $795,000 to $2,469,000 for the three months ended March 31, 2013 compared to $1,674,000 for the three months ended March 31, 2012. The increase in operating costs result in their entirety from the inclusion of Nassau Tool Works. Operating costs as a percentage of net sales increased to 17% in the three months ended March 31, 2013 from 10% during the three months ended March 31, 2012, reflecting the decrease in net sales.

Mr. Peter Rettaliata, Chief Executive Officer of Air Industries commented: “The decline in earnings for the first quarter is obviously disappointing. Two factors accentuated  the decline in earnings per share. First, 2012 benefited from the application of the Company’s net operating loss carry forward (“NOL”) for tax purposes. This was not available in 2013 as the NOL was fully utilized. As a result, income tax expense nearly doubled even though income before taxes decreased. Further, in 2013, we have significantly more shares outstanding.

“In addition, the Company’s revenue stream has been negatively affected by the realities of Sequestration. We believe this situation is temporary and that we have been more impacted by budgetary uncertainty, which has caused our customers to limit discretionary spending of authorized funds for after-market spares. We also believe that there has not been any substantial reduction in procurement of aircraft as these have been planned and contracted for. We expect that once the budget uncertainty is resolved the reductions will be more evenly balanced between procurement and discretionary expenses.

“We have responded to this by reducing costs. Beginning in July 2012, we began to reduce production hours and employment to match demand. Further measures were taken in 2013 to reduce spending in light of the reduction in sales. Despite the reduction in sales in the first quarter, our best guess is that  our EBITDA (earnings before deductions for interest, taxes, depreciation and amortization)for 2013 will be between $ 9.0 million and $10.0 million.

“We have also redoubled our marketing efforts, particularly in the growing Commercial Aircraft sector. We recently hired Mr. Gregg Aramanda as our Vice President of Business Development. Gregg is highly experienced and has an impressive track record of success in our industry. Most recently, Gregg Aramanda was the Vice President of Business Development at CPI Aerostructures from 2008-2012, a period of substantial growth from approximately $30mm to $90mm in annual sales. We believe this investment in marketing will prove very accretive to our revenue and earnings.

“In the intermediate and longer run, we believe we are well positioned to withstand reductions in military procurement. While we are on exciting new programs, like the F-35, the possible reduction in production of new aircraft results in the need to keep older aircraft operable through recently announced life extension programs. Many if not most of our products are flight-safety or flight-critical and are used on aircraft already in the military fleet. These products must be regularly replaced if aircraft are to keep flying. We believe this will temper any negative effect of the Sequestration.

“We want our shareholders to understand that we are aggressively working to grow the Company organically, pursuing several new business opportunities with our traditional customers and with new potential customers as well. Currently, we are submitting proposals for over $50mm in potential near term new business.

“We also continue to look for select, accretive acquisitions that offer a strategic ’multiplier effect’ of adding additional capabilities which can then be marketed both to existing and new customers.  We have done this with our acquisition of Nassau Tool Works, which by every measure has been a success. We now manufacture full Landing Gear for the F-16, the F-18, and the E2-D aircraft, and are well positioned to win more work in the future.   Small, aggressive and agile companies like ours have certain advantages in the merger & acquisition market. We plan on exploiting this advantage for the benefit of our shareholders.”

The Company uses EBITDA as a supplemental liquidity measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies.

ABOUT AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc. (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries designs and manufactures flight critical products including flight safety parts, landing gear and components, arresting gear, flight controls, sheet metal fabrications and ground support equipment.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances

Contact Information

Air Industries Group, Inc.
631.881.4913
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